Exhibit (9):  Opinion and Consent of Counsel


                                         UNITED OF OMAHA LIFE INSURANCE  COMPANY
                                         Mutual  of Omaha  Plaza,  3-Law  Omaha,
                                         Nebraska 68175-1008


August 5, 1998

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175-1008

Re:     Registration Statement
        Ultra-Access Variable Annuity
        1933 Act # 333-51051, Pre-Effective Amendment #1 to the Initial Registration 1940 Act # 811-8190, Amendment #12

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 as amended, filed by United of Omaha Life Insurance Company and United of Omaha Separate Account C with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such laws I considered necessary and appropriate and on the basis of such examination, it is my opinion that:

1. United of Omaha Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue individual variable annuity contracts by the Insurance Department of the State of Nebraska.

2. United of Omaha Separate Account C is a duly authorized and existing separate account to establish pursuant to the provision of Nebraska Revised Statutes ss.ss.44-2221 and 44-402.01(1991).

3. The individual variable annuity contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United of Omaha Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to said Form N-4 Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement.

Sincerely,

/s/ Kenneth W. Reitz
Kenneth W. Reitz
First V.P. & Counsel
United of Omaha Life Insurance Company